UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 22, 2017

Black Stone Minerals, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-37362	47-1846692
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 Fannin Street, Suite 2020 Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 445-3200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement.

Noble Purchase and Sale Agreement

On November 22, 2017, Black Stone Minerals Company, L.P. (“BSMC”), a Delaware limited partnership and wholly owned subsidiary of Black Stone Minerals, L.P. (the “Partnership”), a Delaware limited partnership, entered into a Purchase and Sale Agreement (the “Noble Purchase Agreement”) by and among Noble Energy Inc., a Delaware corporation (“Noble”), Noble Energy Wyco, LLC, a Delaware limited liability company (“Wyco”), and Rosetta Resources Operating LP, a Delaware limited partnership (“Rosetta” and together with Noble, and Wyco, collectively, the “Asset Sellers”), and Noble Energy US Holdings, LLC, a Delaware limited liability company (“Noble Holdings” and together with the Asset Sellers, collectively, the “Sellers”) pursuant to which, on November 28, 2017 (the “Closing Date”), BSMC (i) purchased all of the Asset Sellers’ respective right, title, and interest in and to certain fee mineral interests and other non-cost-bearing royalty interests and (ii) purchased one hundred percent (100%) of the issued and outstanding securities of Samedan Royalty, LLC, a Delaware limited liability company, from Noble Holdings (such acquisition described in (i) and (ii) above, the “Noble Acquisition”). The Noble Acquisition included approximately 1.1 million gross (140,000 net) mineral acres, 380,000 gross acres of non-participating royalty interests, and 600,000 gross acres of overriding royalty interests collectively spread over 20 states with significant concentrations in Texas, Oklahoma, and North Dakota.

The purchase price for the Noble Acquisition was approximately $335 million in cash. To fund the purchase price, the Partnership used (i) the approximate $300 million proceeds from the Private Placement (as defined below) and (ii) approximately $35 million from borrowings under its revolving credit facility.

The Noble Purchase Agreement contains customary representations, warranties, and covenants of BSMC and the Sellers. BSMC, on the one hand, and the Sellers, on the other hand, agreed to indemnify each other and their shareholders, members, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys, and consultants against certain losses resulting from breaches of their respective representations, warranties, and covenants, subject to certain negotiated limitations and survival periods set forth in the Noble Purchase Agreement. The closing of the Noble Acquisition was subject to satisfaction of customary closing conditions.

The effective date of the Noble Acquisition for purposes of determining adjustments to the purchase price was 12:01 a.m. Central Standard Time, on July 1, 2017.

The foregoing description of the Noble Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Noble Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Series B Preferred Unit Purchase Agreement

On November 22, 2017, the Partnership entered into a Series B Preferred Unit Purchase Agreement (the “Preferred Purchase Agreement”) with Mineral Royalties One, L.L.C., a Delaware limited liability company and affiliate of The Carlyle Group (the “Purchaser”). Pursuant to the Preferred Purchase Agreement, on the Closing Date, the Partnership issued and sold in a private placement (the “Private Placement”) 14,711,219 Series B Cumulative Convertible Preferred Units representing limited partner interests in the Partnership (the “Preferred Units”) to the Purchaser for a cash purchase price of $20.3926 per Preferred Unit (the “Issue Price”), resulting in proceeds to the Partnership of approximately $300 million. The closing of the Private Placement (the “Closing”) was subject to customary closing conditions, including the concurrent closing of the Noble Acquisition. Proceeds from the Private Placement were used to partially fund the Noble Acquisition.

The Preferred Purchase Agreement contains customary representations, warranties, and covenants of the Partnership and the Purchaser. The Partnership, on the one hand, and the Purchaser, on the other hand, agreed to indemnify each other and their respective officers, directors, managers, employees, agents, counsel, accountants, investment bankers, and other representatives against certain losses resulting from breaches of their respective representations, warranties, and covenants, subject to certain negotiated limitations and survival periods set forth in the Preferred Purchase Agreement.

Pursuant to the Preferred Purchase Agreement, in connection with the Closing, Black Stone Minerals GP, L.L.C., the general partner of the Partnership (the “General Partner”), executed Amendment No. 2 to First Amended and Restated Agreement of Limited Partnership of the Partnership (“Amendment No. 2”) to adopt the Supplemental Terms Annex B to the First Amended and Restated Agreement of Limited Partnership of the Partnership (“Annex B”), which authorizes and establishes the rights and preferences of the Preferred Units. Amendment No. 2 and Annex B are described in more detail under Item 5.03 of this Current Report on Form 8-K.

Pursuant to the Preferred Purchase Agreement, in connection with the Closing, the Partnership agreed to enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Purchaser, pursuant to which, among other things, the Partnership gives the Purchaser certain rights to require the Partnership to file and maintain one or more registration statements with respect to the resale of the Preferred Units and the common units representing limited partner interests in the Partnership (“Common Units”) that are issuable upon conversion of the Preferred Units (the “Conversion Unit Registrable Securities” and collectively with the Preferred Units, the “Registrable Securities”), and under certain circumstances, to require the Partnership to initiate underwritten offerings for the Registrable Securities. The Registration Rights Agreement is described in more detail under the heading “Registration Rights Agreement” under Item 1.01 of this Current Report on Form 8-K.

The foregoing description of the Preferred Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Preferred Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Registration Rights Agreement

On the Closing Date, in connection with the Closing, the Partnership entered into the Registration Rights Agreement with the Purchaser relating to the registered resale of the Registrable Securities. Pursuant to the Registration Rights Agreement, the Partnership is required to use its commercially reasonable efforts to file a registration statement for such registered resale and to cause the registration statement to become effective (i) with respect to the Conversion Unit Registrable Securities, no later than November 28, 2019 and (ii) with respect to the Preferred Units issued and sold under the Preferred Purchase Agreement (the “Preferred Unit Registrable Securities”), no earlier than 180 days following the 66th month anniversary of the Closing Date and no later than 180 days following the receipt of written request to effect such registration from the Purchaser, provided that the Purchaser owns at least $100 million of Preferred Unit Registrable Securities as of the date of such request. If the Partnership fails to cause such registration statements to become effective by such dates, the Partnership will be required to pay certain amounts to the holders of the Registrable Securities as liquidated damages. In certain circumstances, and subject to customary qualifications and limitations, the holders of Conversion Unit Registrable Securities will have piggyback registration rights on offerings initiated by certain other holders, and the Purchaser will have the right to request that the Partnership initiate up to four Underwritten Offerings (as defined in the Registration Rights Agreement) of Registrable Securities. Generally, holders of Registrable Securities will cease to have rights under the Registration Rights Agreement on the fourth anniversary of the date on which all Preferred Units have been converted into Common Units pursuant to Annex B, unless such rights cease earlier pursuant to the terms of the Registration Rights Agreement.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Registration Rights Agreement, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth under the heading “Noble Purchase and Sale Agreement” under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under the heading “Series B Preferred Unit Purchase Agreement” under Item 1.01 of this Current Report on Form 8-K and the information set forth under Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The private placement of the Preferred Units pursuant to the Preferred Purchase Agreement has been undertaken in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof.

Item 3.03 Material Modification to Rights of Securities Holders.

On the Closing Date, the Partnership issued the Preferred Units pursuant to the Preferred Purchase Agreement, which Preferred Units entitle their holders to certain rights that are senior to the rights of holders of Common Units, such as rights to certain distributions and rights upon liquidation of the Partnership. In addition, on the Closing Date, in connection with the Closing, the Partnership entered into the Registration Rights Agreement with the Purchaser relating to the registered resale of the Registrable Securities. The general effect of the issuance of the Preferred Units and entry into the Registration Rights Agreement upon the rights of the holders of Common Units is more fully described under the heading “Registration Rights Agreement” under Item 1.01 of this Current Report on Form 8-K and under Item 5.03 of this Current Report on Form 8-K, which descriptions are incorporated in this Item 3.03 by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On the Closing Date, in connection with the Closing, the General Partner executed Amendment No. 2 to adopt Annex B, which authorizes and establishes the rights and preferences of the Preferred Units.

The Preferred Units are a new class of security that rank senior to all existing classes or series of limited partner interests of the Partnership, other than the existing outstanding Series A Preferred Units of the Partnership, with respect to distribution rights and rights upon liquidation. The Preferred Units vote on an as-converted basis with the Common Units and have certain other class voting rights with respect to, among other things, any amendment to the First Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”), Annex B, or the Partnership’s certificate of limited partnership that would be materially adverse to any of the rights, preferences, or privileges of the Preferred Units.

The holders of the Preferred Units (the “Holders”) will receive cumulative quarterly distributions in an amount equal to 7.0% per annum (the “Distribution Rate”), provided that the Distribution Rate will be adjusted as follows: (a) commencing on the sixth anniversary of the Closing Date and readjusting every two years thereafter (each, a “Readjustment Date”), the rate will equal the greater of (i) the Distribution Rate in effect immediately prior to the relevant Readjustment Date and (ii) the 10-year Treasury Rate as of such Readjustment Date plus 5.5% per annum; provided, however, that for any quarter commencing after the second anniversary of the Closing Date in which quarterly distributions are accrued but unpaid, the then-Distribution Rate shall be increased by 2.0% per annum for such quarter. Additionally, if the Partnership does not amend its revolving credit facility to exclude the Preferred Units from the definition of Disqualified Capital Stock therein by January 31, 2018, the Distribution Rate will increase by 0.25% per annum until such amendment has been effected. If such amendment has not been effected by September 30, 2018, the Distribution Rate will at all times thereafter be increased by 0.50% per annum above the Distribution Rate otherwise then applicable. The Partnership cannot pay any distributions on any junior securities, including any of the Common Units or subordinated units representing limited partner interests in the Partnership, prior to paying the quarterly distribution payable to the Preferred Units, including any previously accrued and unpaid distributions.

Each Holder may elect to convert all or any portion of its Preferred Units into Common Units on a one-for-one basis, subject to customary anti-dilution adjustments and an adjustment for any distributions that have accrued but not been paid when due (which is referred to herein as the “conversion rate”), at any time (but not more often than once per quarter) after the second anniversary of the Closing (or earlier liquidation, dissolution, or winding up of the Partnership), provided that any conversion is for at least $10 million or such lesser amount if such conversion relates to all of a Holder’s remaining Preferred Units.

The Partnership may elect to convert all or any portion of the Preferred Units into Common Units based on the conversion rate at any time (but not more often than once per quarter) after the second anniversary of the Closing if (i) the Common Units are listed or admitted for trading on a national securities exchange, (ii) the closing price of the Common Units on the principal natural securities exchange on which the Common Units are then listed or admitted for trading on is greater than 140% of the Issue Price for any 20 trading days during the 30-trading day period immediately preceding notice of conversion, (iii) the average daily trading volume of the Common Units exceeds 200,000 Common Units (as adjusted to reflect splits, combinations, or similar events) for 60 trading days immediately preceding notice of conversion, (iv) the Partnership has not repurchased on any day in the 30-trading day period immediately preceding notice of conversion more than 10% of the 30-day trailing average trading volume of the Common Units on the principal national securities exchange on which the Common Units are then listed or admitted for trading on (calculated as of the conversion notice date), and (v) the Partnership has an effective registration statement on file covering resales of the underlying Common Units to be received by the Holders upon conversion of the Preferred Units, provided that, among other things, the conversion is for no more than $50 million. The Partnership also may elect to redeem the Preferred Units at any time during the 90-day period beginning on the sixth anniversary of the Closing Date at a redemption price equal to 105% of the Issue Price plus any accrued and unpaid distributions on the applicable Preferred Units (including a pro rata portion of the distribution for the quarter in which the redemption occurs relating to the portion of such quarter that has elapsed as of the date of such redemption), and at any time during the 90-day period beginning on each Readjustment Date at a redemption price payable wholly in cash equal to the Issue Price plus any accrued and unpaid distributions on the applicable Preferred Units (including a pro rata portion of the distribution for the quarter in which the redemption occurs relating to the portion of such quarter that has elapsed as of the date of such redemption), provided that, among other things, the redemption is for at least $100 million (calculated based on the Issue Price) or such lesser amount if such redemption relates to all of the then outstanding Preferred Units.

Upon certain events involving a change of control (as defined in Annex B) in which more than 90% of the consideration payable to the holders of the Common Units is payable in cash, the Preferred Units will automatically convert into Common Units at a conversion ratio equal to the greater of (a) the then applicable conversion rate and (b) the quotient of (i) the Issue Price multiplied by a premium factor (ranging from 115% to 101% depending on when such transaction occurs), plus any accrued and unpaid distributions on the Preferred Units (including a pro rata portion of the distribution for the quarter in which the conversion occurs relating to the portion of such quarter that has elapsed as of the date of such conversions) divided by (ii) the volume weighted average price of the Common Units for the 30 trading days prior to the execution of definitive documentation relating to such change of control.

In connection with other change of control events that do not meet the 90% cash consideration threshold described above, each Holder may elect to (a) convert all, but not less than all, of its Preferred Units to Common Units at the then applicable conversion rate, (b) if the Partnership is not the surviving entity (or if the Partnership is the surviving entity, but the Common Units will cease to be listed), require the Partnership to use commercially reasonable efforts to cause the surviving entity in any such transaction to issue a substantially equivalent security (or if the Partnership is unable to cause such substantially equivalent securities to be issued, to convert into Common Units at a premium based on a specified formula subject to aggregate return limitations or to be redeemed in accordance with clause (d) below), (c) if the Partnership is the surviving entity, continue to hold the Preferred Units or (d) require the Partnership to redeem all, but not less than all, of the Preferred Units at a price per unit equal to 101% of the Issue Price, plus accrued and unpaid distributions on the applicable Preferred Units (including a pro rata portion of the distribution for the quarter in which the redemption occurs relating to the portion of such quarter that has elapsed as of the date of such redemption), which may be payable in cash or Common Units at a substantial discount to market.

The foregoing description of Amendment No. 2 and Annex B does not purport to be complete and is qualified in its entirety by reference to the text of Amendment No. 2, which includes Annex B, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)    Financial Statements of Business Acquired.

Any financial statements that may be required by this Item 9.01, with respect to the Noble Acquisition, will be filed by amendment to this Current Report on Form 8-K as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d)    Exhibits.

Exhibit Number	Description

2.1	Purchase and Sale Agreement, dated as of November 22, 2017, by and among Noble Energy Inc., Noble Energy Wyco, LLC, Noble Energy US Holdings, LLC, Rosetta Resources Operating LP, and Black Stone Minerals Company, L.P.*

3.1	Amendment No. 2 to First Amended and Restated Agreement of Limited Partnership of Black Stone Minerals, L.P., dated as of November 28, 2017.

4.1	Registration Rights Agreement, dated as of November 28, 2017, by and between Black Stone Minerals, L.P. and Mineral Royalties One, L.L.C.

10.1	Series B Preferred Unit Purchase Agreement, dated as of November 22, 2017, by and between Black Stone Minerals, L.P. and Mineral Royalties One, L.L.C.

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Partnership agrees to furnish supplementally a copy of the omitted schedules and exhibits to the SEC upon request.

Index to Exhibits

Exhibit Number	Description

2.1	Purchase and Sale Agreement, dated as of November 22, 2017, by and among Noble Energy Inc., Noble Energy Wyco, LLC, Noble Energy US Holdings, LLC, Rosetta Resources Operating LP, and Black Stone Minerals Company, L.P.*

3.1	Amendment No. 2 to First Amended and Restated Agreement of Limited Partnership of Black Stone Minerals, L.P., dated as of November 28, 2017.

4.1	Registration Rights Agreement, dated as of November 28, 2017, by and between Black Stone Minerals, L.P. and Mineral Royalties One, L.L.C.

10.1	Series B Preferred Unit Purchase Agreement, dated as of November 22, 2017, by and between Black Stone Minerals, L.P. and Mineral Royalties One, L.L.C.

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Partnership agrees to furnish supplementally a copy of the omitted schedules and exhibits to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black Stone Minerals, L.P.

	By:	Black Stone Minerals GP, L.L.C., its General Partner

Date: November 28, 2017	By:	/s/ Steve Putman
Name: Steve Putman
Title: Senior Vice President, General Counsel, and Secretary